Exhibit (a)(1)(A)

Asta Funding, Inc.

Offer to Purchase up to 5,314,009 Shares of its Common Stock at a Purchase Price of $10.35 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 15, 2017, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Asta Funding, Inc., a Delaware corporation (the “Company,” “Asta,” “we” or “us”), is offering to purchase for cash up to 5,314,009 shares of its common stock, par value $0.01 per share (the “Shares”), at a price of $10.35 per share (the “Purchase Price”) pursuant to the Offer (as defined below), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), for an aggregate purchase price of $54,999,993.15. The 5,314,009 shares of common stock subject to the Offer, assuming the Offer is fully subscribed, would represent approximately 44.7% of our issued and outstanding Shares as of January 17, 2017. Pursuant to the Settlement Agreement (the “Settlement Agreement”), dated January 6, 2017, by and among The Mangrove Partners Master Fund, Ltd., The Mangrove Partners Fund, L.P., Mangrove Partners Fund (Cayman) Ltd., Mangrove Partners, Mangrove Capital and Nathaniel August (collectively, “Mangrove”), Asta, Gary Stern, Ricky Stern, Emily Stern, Arthur Stern, Asta Group, Incorporated and GMS Family Investors LLC (collectively, with Gary Stern, Ricky Stern, Emily Stern, Arthur Stern and Asta Group, Incorporated, the “Stern Family”), and the Securities Purchase Agreement (the "Securities Purchase Agreement"), dated January 6, 2017, by and among Mangrove and Gary Stern, Mangrove will tender their respective 4,005,701 Shares, representing 100% of the Shares owned by Mangrove and their affiliates in the Offer. See Sections 1 and 14.

Asta will purchase all Shares that it purchases in the Offer at the Purchase Price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, it will not purchase all of the Shares tendered if more than 5,314,009 Shares are properly tendered and not properly withdrawn at the Purchase Price. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered and not properly withdrawn, will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. Gary Stern (or his permitted assignees) has unconditionally agreed to purchase, and Mangrove has unconditionally agreed to sell, any Shares that Mangrove owns that Asta did not purchase pursuant to the Offer at the Purchase Price of $10.35 per Share on the eleventh business day following the closing of the Offer. See Section 6.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 10.

The Shares are listed on the Nasdaq Global Select Market (“NASDAQ”) and trade under the symbol “ASFI.” On January 18, 2017, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on NASDAQ was $10.20 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See Section 11.

WHILE OUR BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS”) HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. OTHER THAN MANGROVE WHICH COMMITTED TO TENDER ALL OF THEIR SHARES AND THE STERN FAMILY WHO HAS AGREED NOT TO TENDER THEIR SHARES, IN EACH CASE PURSUANT TO THE SETTLEMENT AGREEMENT, YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER.

NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at the telephone number and address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Offer to Purchase dated January 19, 2017

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

●

Holders Whose Shares are Held by Brokers or Other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

●

Registered Holders: if you hold certificates as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

●

DTC Participants: if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 6 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 6 of this Offer to Purchase.

Stockholders properly tendering Shares can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to proration and conditional tender).

The Company is not making the Offer to, nor will it accept tenders from or on behalf of, stockholders in any state within the United States of America in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Company becomes aware of any such U.S. state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, it will not make the Offer to (nor will it accept tenders from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or by dealers licensed under the laws of that U.S. state. If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll-free). WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF ASTA OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR AFFILIATES OR SUBSIDIARIES, THE DEPOSITARY OR THE INFORMATION AGENT.

Table of Contents

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		6
INTRODUCTION		7
THE OFFER		8
1.	Number of Shares; Purchase Price; Proration.	8
2.	Purpose of the Offer.	9
3.	Background of the Offer	9
4.	Fairness Opinion	11
5.	Certain Effects of the Offer	12
6.	Procedures for Tendering Shares.	14
7.	Withdrawal Rights.	18
8.	Purchase of Shares and Payment of Purchase Price.	18
9.	Conditional Tender of Shares.	19
10.	Conditions of the Offer.	20
11.	Price Range of Shares.	21
12.	Source and Amount of Funds.	21
13.	Certain Information Concerning the Company.	21
14.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	23
15.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.	26
16.	Certain Legal Matters; Regulatory Approvals.	27
17.	U.S. Federal Income Tax Considerations.	27
18.	Extension of the Offer; Termination; Amendment.	31
19.	Fees and Expenses.	32
20.	Miscellaneous.	33
Annex A

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares?

The issuer of the Shares, Asta Funding, Inc., which we refer to as the “Company,” “Asta,” “we” or “us.”

What is the purpose of the Offer?

The Offer is contemplated by the Settlement Agreement (the “Settlement Agreement”), dated January 6, 2017, by and among The Mangrove Partners Master Fund, Ltd., The Mangrove Partners Fund, L.P., Mangrove Partners Fund (Cayman) Ltd., Mangrove Partners, Mangrove Capital and Nathaniel August (collectively, “Mangrove”) and Asta, Gary Stern, Ricky Stern, Emily Stern, Arthur Stern, Asta Group, Incorporated and GMS Family Investors LLC (collectively, with Gary Stern, Ricky Stern, Emily Stern, Arthur Stern and Asta Group, Incorporated, the “Stern Family”), which provides that Mangrove shall tender their respective 4,005,701 Shares for purchase by Asta.

The Company will pay $10.35 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Shares acquired in the Offer will be retired, which, for stockholders who do not tender, will result in an increase in earnings per share on a pro forma basis as of September 30, 2016, and likewise be accretive to book-value per share on a pro forma basis, also as of September 30, 2016, thereby providing a potential benefit to those Asta stockholders who elect not to tender and to remain stockholders of Asta.

Eleven business days following the closing of the Offer, Gary Stern, the President and Chief Executive Officer and a director of Asta (or his permitted assignees) has unconditionally agreed to purchase from Mangrove any Shares that Mangrove owns that we did not purchase pursuant to the Offer, at the Purchase Price of $10.35 per Share. Mr. Stern may assign this obligation to permitted assignees, but such assignment shall not relieve Mr. Stern of any obligations to acquire the Shares from Mangrove.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of our Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.

What will be the Purchase Price for the Shares and what will be the form of payment?

The Purchase Price for the Shares will be $10.35 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Promptly after 5:00 p.m., New York City time, on February 15, 2017, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, purchase Shares properly tendered in the Offer and not properly withdrawn, at the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

How many Shares is Asta offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, up to 5,314,009 Shares properly tendered in the Offer and not properly withdrawn, or, if the aggregate number of Shares tendered and not properly withdrawn in the Offer is less than 5,314,009, all of the Shares properly tendered and not properly withdrawn. Assuming the Offer to Purchase is fully subscribed, at 5,314,009 Shares, this would represent approximately 44.7% of our issued and outstanding Shares as of January 17, 2017. At the Purchase Price of $10.35, this would result in an aggregate purchase price of approximately $55 million. See Sections 1 and 14.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 10.

How will Asta pay for the Shares?

As of September 30, 2016, we had approximately $18.5 million in cash and cash equivalents and $56.8 million in securities available for sale. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand and through the sale of available for sale securities. The Offer is not conditioned upon the receipt of financing. See Section 12.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee immediately to find out its deadline. See Sections 1 and 6.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 10 and 18.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 18.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

●	we have obtained all governmental or regulatory consents and approvals necessary in order to consummate and effect the Offer;

●

no governmental authority of competent jurisdiction has enacted, issued or entered any restraining order, injunction or similar order or legal restraint that enjoins or otherwise prohibits the Offer; and

●	no legal action shall have been proposed, instituted or pending by an governmental authority of competent jurisdiction that challenges or otherwise relates to the Offer.

The Offer is subject to these conditions, all of which are described in greater detail in Section 10.

Following the Offer, will the Company continue as a public company?

Yes. The Shares will continue to be listed on NASDAQ following the Offer, although there will be fewer Shares outstanding, which may affect the trading volume in the Shares. See Sections 2, 11 and 15.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

●

Holders Whose Shares are Held by Brokers or other Nominees: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

●

Registered Holders: if you hold certificates as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

●

DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 6 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 6 of this Offer to Purchase.

You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 6 and the instructions to the Letter of Transmittal.

What happens if more than 5,314,009 Shares are tendered in the Offer?

If more than 5,314,009 Shares are properly tendered in the Offer and not properly withdrawn, we may not purchase all of the Shares that you tender. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the proration and conditional tender provisions described herein. Eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) has unconditionally agreed to purchase at the Purchase Price of $10.35 per Share from Mangrove any Shares that Mangrove owns that we did not purchase pursuant to the Offer. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on March 16, 2017. See Section 7.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 6. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 7.

Has Asta or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s affiliates or subsidiaries, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We have not authorized any person to make any such recommendation. Other than Mangrove, which committed to tender all of their Shares, and the Stern Family, who have agreed not to tender their Shares, pursuant to the Settlement Agreement, you must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Asta’s directors or executive officers intend to tender their Shares in the Offer?

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. In addition, pursuant to the terms of the Settlement Agreement, the Stern Family has agreed not to tender their Shares. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 14.

What will happen if I do not tender my Shares?

Stockholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 5.

What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will announce the final proration factor, if any, and pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 8.

What is the recent market price for the Shares?

On January 18, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $10.20 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See Section 11.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 6.

What is the accounting treatment to the Company of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents and securities available for sale. Notwithstanding the foregoing, the offer will be accretive on a book value per share basis. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 10 and 16.

What are the United States federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. holder (as defined in “Section 17—U.S. Federal Income Tax Considerations”), the receipt of cash from us in exchange for the Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from Asta. If you are a U.S. holder, you should complete the Internal Revenue Service (“IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee who is a U.S. holder and who fails to timely complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 accompanying the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 6. All stockholders should review the discussion in Sections 6 and 17 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 8.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 or at the address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at (888) 750-5834 or at the address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain certain “forward-looking statements”. All statements contained in this Offer to Purchase other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation:

●	our ability to purchase defaulted consumer receivables at appropriate prices,

●	changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables,

●	our ability to employ and retain qualified employees, changes in the credit or capital markets,

●	changes in interest rates,

●	deterioration in economic conditions,

●	negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and

●

statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Asta will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Asta or its business or operations. Asta undertakes to publicly update, to the extent required by U.S. federal securities laws, any forward-looking statement to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

INTRODUCTION

To the stockholders of Asta Funding, Inc.:

We invite our stockholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash up to 5,314,009 Shares at $10.35 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

The Offer will expire on February 15, 2017, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn.

Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, pay $10.35 per Share for Shares properly tendered in the Offer and not properly withdrawn. Shares tendered will be deemed to have been tendered at a price of $10.35 per Share.

All Shares purchased in the Offer will be purchased at the Purchase Price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Pursuant to the Settlement Agreement and the Securities Purchase Agreement, eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) has unconditionally agreed to purchase from Mangrove at the Purchase Price of $10.35 per Share any Shares that Mangrove owns that we did not purchase pursuant to the Offer. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders promptly following the Expiration Date. See Section 6.

Stockholders must complete, among other items, the Letter of Transmittal in order to properly tender Shares unless such stockholders tender by Agent’s Message (as defined below).

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 10.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. OTHER THAN MANGROVE WHICH COMMITTED TO TENDER ALL OF THEIR SHARES AND THE STERN FAMILY WHO HAVE AGREED NOT TO TENDER THEIR SHARES, IN EACH CASE PURSUANT TO THE SETTLEMENT AGREEMENT, YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate number of shares exceeding 5,314,009 Shares:

●

First, subject to the conditional tender provisions described in Section 9 herein, we will purchase Shares from all other stockholders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional; and

●

Second, only if necessary to permit us to purchase 5,314,009 Shares, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our stockholders tender. Pursuant to the Settlement Agreement and the Securities Purchase Agreement, eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) has unconditionally agreed to purchase from Mangrove at the Purchase Price of $10.35 per Share any Shares that Mangrove owns that we did not purchase pursuant to the Offer.

We will pay the Purchase Price to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in Section 8 hereof, stock transfer taxes on the purchase of their Shares by us pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary. See Section 6.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company LLC, the Depositary for the Offer, and Innisfree M&A Incorporated, the Information Agent for the Offer. See Section 19.

As of January 17, 2017, there were 11,876,224 Shares issued and outstanding. The 5,314,009 Shares subject to this Offer to Purchase represents 44.7% of our issued and outstanding Shares as of January 17, 2017. See Sections 1 and 14.

The Shares are listed on NASDAQ and trade under the symbol “ASFI.” On January 18, 2017, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $10.20 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer. See Section 11.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.     Number of Shares; Purchase Price; Proration.

General. Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, 5,314,009 Shares properly tendered in the Offer and not properly withdrawn, or, if less than 5,314,009 Shares are properly tendered and not properly withdrawn in the Offer, all of the Shares properly tendered and not properly withdrawn.

The Purchase Price will be denominated in U.S. dollars and all payments to stockholders under the Offer will be made in U.S. dollars.

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 10.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would exceed 5,314,009:

●

First, subject to the conditional tender provisions described in Section 9 herein, we will purchase Shares from all other stockholders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional; and

●

Second, only if necessary to permit us to purchase 5,314,009 Shares, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 9, we will base proration for each stockholder tendering Shares on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders. We will announce the preliminary results of any proration by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. Pursuant to the Settlement Agreement and the Securities Purchase Agreement, eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) has unconditionally agreed to purchase from Mangrove at the Purchase Price of $10.35 per Share any Shares that Mangrove owns that we did not purchase pursuant to the Offer.

As described in Section 17, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 9.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on Asta’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer.

We are making the Offer pursuant to the Settlement Agreement, which provides that Mangrove shall tender their respective 4,005,701 Shares for purchase by us. All stockholders may tender their respective Shares. We will purchase the Shares at the Purchase Price, which is $10.35 per Share. Pursuant to the Settlement Agreement, Mangrove will tender their respective 4,005,701 Shares for purchase by us, and the Stern Family has agreed not to tender its Shares.

3.      Background of the Offer

Our Board of Directors and senior management regularly review and discuss our performance, risks, long-term goals, prospects, market capitalization, liquidity and overall strategic direction. In the course of these discussions and in light of economic, competitive and other conditions, the Board of Directors and senior management have evaluated various strategic alternatives to enhance stockholder value, including with respect to the Shares owned by Mangrove.

On May 25, 2016, our Board of Directors formally designated a Special Committee of the Board of Directors (the “Special Committee”), consisting of Messrs. David Slackman (as Chair) and Edward Celano, with full power and authority to oversee the review, evaluation and negotiation of strategic transactions and any other corporate actions, to determine which if any strategic transactions or corporate actions the Company should take and to approve of and make recommendations to the Board of Directors in connection with such transactions to the extent it deemed necessary or appropriate, and to engage advisors.

As a result of a meeting between Mangrove and Company management, the Board of Directors submitted a mutual non-disclosure and standstill agreement to the Special Committee that provided, among other things, that the Company and Mangrove would keep shared information confidential and refrain from certain activities during the duration of the agreement and for a period of ten business days after its termination plus thirty days thereafter. The Special Committee approved such agreement at its initial meeting on May 25, 2016.

On November 21, 2016, Mangrove sent notice of termination of the mutual non-disclosure and standstill agreement, pursuant to which the restrictions on certain actions that Mangrove and the Company had agreed to in such agreement would expire by January 7, 2017. At its meeting of November 21, 2016, the Special Committee (now also consisting of Mark Levenfus) considered the potential consequences of such termination and decided to monitor ongoing discussions between the Company and Mangrove and develop guidelines to evaluate any ensuing strategic actions.

On December 2, 2016, Company management met with Mangrove to discuss the Mangrove Shares and alternatives to the then-status quo. This discussion marked the beginning of a process, commencing December 2, 2016 and extending through the week of January 2, 2017, during which the Special Committee, working with Company management, its counsel and its financial advisor, Duff & Phelps, LLC (“Duff & Phelps”), reviewed a number of transaction alternatives. At this time, the Special Committee decided to obtain additional information to best protect the unaffiliated stockholders’ interests. The Special Committee also engaged in discussions with the Company and Gary Stern and sought to determine the Stern Family’s position on a possible sale of their Shares, but Gary Stern and the Stern family declined to entertain any sale in their capacity as stockholders.

Throughout the month of December 2016 and into January 2017, the Special Committee met numerous times to analyze the various transaction alternatives, in particular as such would affect the interests of the unaffiliated stockholders. The Special Committee also reviewed, with the assistance of Duff & Phelps, potential transaction alternatives, including a purchase of the Shares of Gary Stern or the Stern Family, or of Mangrove, or a going private transaction. During this time, the Company reviewed, with Duff & Phelps’ assistance, information that the Company’s senior management provided to the Special Committee, including its future growth plans and a presentation that Mangrove made to the Company. The Special Committee also conducted ongoing discussions with Company management, the Stern Family and Mangrove in order to evaluate the impact of the various transaction alternatives on the interests of the unaffiliated stockholders.

After analysis and discussion of the Company’s growth plans, the Special Committee decided that an alternative transaction by which Mangrove would control the Company would provide no foreseeable benefit to the unaffiliated stockholders or to the Company, was inconsistent with the Company’s growth plans, and would be disruptive and damaging to the interests of the Company and the unaffiliated stockholders.

The Special Committee instructed its counsel to prepare the terms of a proposed tender offer for the Shares and to attempt to negotiate a price per share with Mangrove lower than $10.35, but such negotiations proved unfruitful. Company management also informed the Special Committee that the Company had sufficient cash on hand for a number of different transaction alternatives to purchase the Shares that Mangrove held, more specifically that the Company could use up to approximately $55 million of its cash assets in a tender offer for the Shares without any material adverse impact on the Company’s growth plans going forward.

The Special Committee noted, among other considerations, that the tender offer alternative was voluntary and gave all stockholders the opportunity to participate in the transaction, and it allowed stockholders electing not to tender the opportunity to participate in the Company’s future growth plans.

In addition, the Special Committee also requested certain potential corporate governance concessions from the Stern Family, because, depending on the results of the Offer, the Stern Family ultimately could own over 50% of the Company’s common stock. These concessions included requiring that certain members of the Stern Family not discretionarily vote more than 49% of the outstanding common stock and at least one-half of the members of the Board of Directors be independent for at least two years. Mr. Stern also informed the Special Committee that he would unconditionally agree, if necessary, to purchase any remaining Shares that Mangrove owned that the Company had not purchased in the Offer.

Duff & Phelps then gave the Special Committee a presentation in respect of the proposed purchase price of $10.35, at which time Duff & Phelps rendered its final written opinion to the Special Committee (the “Opinion”). In light of the above factors, the Special Committee determined that it was in the best interests of the unaffiliated stockholders to offer to purchase the Shares that Mangrove holds and to conduct a tender offer on such terms and conditions as described herein.

The Special Committee satisfied itself based on the Company’s growth plans, the Opinion and Duff & Phelps fairness valuation report and its own inquiry that, after giving effect to the transactions being considered, the Company would have adequate capital to fund its ongoing operations pursuant to its growth plans.

The Special Committee unanimously approved a tender offer on the terms and conditions as described herein and recommended and approved such transaction to the Board of Directors. At a meeting of the Board of Directors on January 6, 2017, the members of the Board of Directors unanimously voted to accept the decision of the Special Committee.

4.      Fairness Opinion

Opinion of Duff & Phelps, LLC

On December 6, 2016, the Special Committee and the Company engaged Duff & Phelps to serve as an independent financial advisor to the Special Committee (solely in their capacity as members of the Special Committee) to, among other things, provide an opinion as to the fairness, from a financial point of view, to the Company of the tender offer by the Company to acquire up to approximately $55 million of shares of its common stock for the Purchase Price.

Duff & Phelps rendered its Opinion to the Special Committee on January 6, 2017 which stated that, based upon and subject to the assumptions, qualifications and conditions set forth in the Opinion, as of such date, the Purchase Price that the Company proposed to pay in the Offer was fair, from a financial point of view, to the Company.

The full text of the Opinion of Duff & Phelps is attached as Annex A to this offer to purchase and is incorporated herein by reference. You should read the full text of the Opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the Opinion.

Fees and Expenses

The aggregate amount of the fees that the Company has agreed to pay Duff & Phelps for its services in connection with the rendering of the Opinion to the Special Committee is $225,000. No portion of Duff & Phelps’ fee is contingent upon the consummation of the Offer or the conclusion reached in the Opinion. Furthermore, subject to certain exceptions, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings (to parties other than the Special Committee) subsequent to the delivery of the Opinion. The Company has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of counsel retained by Duff & Phelps, in each case in connection with the engagement and not to exceed $50,000 in the aggregate. The Company has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee has approved these fee arrangements.

Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Offer for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

5.      Certain Effects of the Offer

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets) and will be accretive to our book value and earnings per Share. For example, we estimate that if we purchase 5,314,009 Shares at the Purchase Price of $10.35 per Share, the book value per remaining share (assuming the repurchased shares were not outstanding for the entire quarter ended September 30, 2016) and earnings per share for the quarter ended September 30, 2016, each would have increased as set forth in the table below:

Purchase Price	Book Value Per Share Prior to Giving Effect to the Self Tender Offer as of September 30, 2016	Accretion to Book Value Per Share Resulting from the Self Tender Offer as of September 30, 2016	Pro Forma Book Value Per Share As a Result of the Self Tender Offer as of September 30, 2016	Earnings Per Share Prior to Giving Effect to the Self Tender Offer for the fourth quarter ended as of September 30, 2016	Increase in Earnings Per Share Resulting from the Self Tender Offer for the fourth quarter ended as of September 30, 2016	Pro Forma Earnings Per Share as a Result of Self Tender Offer for the fourth quarter ended as of September 30, 2016
$10.35	$15.34	$4.04	$19.38	$0.37	$0.27	$0.64

The Company believes an increase in book value and earnings per share will likely have a positive impact of the market price of the Company’s common stock. The reduction in our public float is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity in the market for Shares, as fewer shares will be available to trade.

Eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) has unconditionally agreed to purchase from Mangrove at the Purchase Price of $10.35 per Share any Shares that Mangrove owns that we did not purchase pursuant to the Offer.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Company’s Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. OTHER THAN MANGROVE WHICH COMMITTED TO TENDER ALL OF THEIR SHARES AND THE STERN FAMILY WHO HAVE AGREED NOT TO TENDER THEIR SHARES, IN EACH CASE PURSUANT TO THE SETTLEMENT AGREEMENT, YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Stockholders who do not tender their Shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, stockholders who do not tender their Shares in the Offer will, and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration may, realize an automatic increase in their relative ownership interest in the Company and also will continue to bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future.

Our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. In addition, pursuant to the terms of the Settlement Agreement, the Stern Family has agreed not to tender their Shares. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

Based on the published guidelines of NASDAQ and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the U.S. Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act. See Section 10.

We will either cancel or hold as treasury stock Shares that we repurchased pursuant to the Offer.

The accounting for the purchase of Shares and related expenses under U.S. GAAP pursuant to the Offer will result in a reduction of our stockholders’ equity and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, including in Section 3, Asta currently has no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Asta or any of its subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of Asta or any of its subsidiaries;

●	any material change to the dividend policy or in the indebtedness or capitalization of Asta;

●

any change in the present Board of Directors or management of Asta, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors; or to change any material term of the employment contract of any executive officer, although we reserve the right to do so in the future;

●	any other material change in Asta’s corporate structure or business;

●	any class of equity securities of Asta becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on NASDAQ;

●	the suspension of Asta’s obligation to file reports under Section 15(d) of the Exchange Act;

●

the acquisition by any person of additional securities of Asta, or the disposition by any person of securities of Asta, other than purchases pursuant to outstanding options to purchase Shares and the vesting and settlement of outstanding restricted stock and restricted stock units; or

●	any changes in Asta’s Certificate of Incorporation, Bylaws or other governing instruments or other actions that could impede the acquisition of control of Asta.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

6.     Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly in the Offer:

●

the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

●	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

Separate notices of withdrawal (described in Section 7) are not required for each Letter of Transmittal; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. If a broker, dealer, commercial bank, trust company or other nominee holds a stockholder’s Shares, it is likely that they will have an earlier deadline for the stockholder to act to instruct them to accept the Offer. Stockholders who hold Shares through nominee stockholders are urged to immediately contact their nominee to find out its deadline. Stockholders who hold Shares through nominee stockholders are also urged to consult their nominees to determine whether any charges may apply if stockholders tender Shares through such nominees and not directly to the Depositary.

The valid tender of Shares by a stockholder by one of the procedures described in this Section 6 will constitute a binding agreement between the stockholder and Asta on the terms of, and subject to the conditions to, the Offer.

Stockholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any stockholder wishing to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 9 and 17.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

●

the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

●

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, NASDAQ Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Asta or the Information Agent. Any certificates delivered to Asta or the Information Agent may not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Asta may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder wishes to tender Shares in the Offer and the stockholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

●	the tender is made by or through an Eligible Institution;

●

the Depositary receives by overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Asta has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

●

the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent or their broker or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering stockholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Asta, in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Asta reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Asta also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Asta also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Asta waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Asta. Asta will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Asta, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when we accept the same for purchase, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Asta or the Information Agent. Any certificates delivered to Asta or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion (currently 28%) of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. holder (as defined in “Section 17—U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary or other applicable withholding agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary or other applicable withholding agent that the stockholder is not subject to such backup withholding tax. If a U.S. holder does not provide the Depositary or other applicable withholding agent with the correct taxpayer identification number, the U.S. holder may also be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain non-U.S. holders (as defined in “Section 17—U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a non-U.S. holder to qualify as an exempt recipient, that holder should submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that holder’s exempt status.

Information reporting to the IRS may also apply to proceeds from the Offer.

Stockholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering stockholders, see “Section 17—U.S. Federal Income Tax Considerations.”

7.     Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Asta has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 5:00 p.m., New York City time, on March 16, 2017. Except as otherwise provided in this Section 7, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 6, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Asta in its sole discretion and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Asta reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not Asta waives similar defects or irregularities in the case of any other stockholder. None of Asta, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 6.

If Asta extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Asta, and such Shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 7.

8.     Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment at the Purchase Price and pay for up to 5,314,009 Shares that are properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date. Eleven business days following the closing of the Offer, Gary Stern (or his permitted assignees) unconditionally will purchase from Mangrove at the Purchase Price of $10.35 per Share any Shares Mangrove owns that we did not purchase pursuant to the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 10.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer, provided that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

9.    Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 17, the number of Shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have Shares sold pursuant to the Offer treated as a sale or exchange of such shares by the stockholders, rather than a distribution to the stockholder, for U.S. federal income tax purposes. Under the conditional tender alternative, a stockholder may tender Shares subject to the condition that all or a specified minimum number of the stockholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes, if such treatment is desired. Stockholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares would result in an aggregate purchase of more than 5,314,009 Shares, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below 5,314,009 Shares, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

10.    Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall not have occurred (or shall have been reasonably determined by us to have not occurred):

●	we have obtained all governmental or regulatory consents and approvals necessary in order to consummate and effect the Offer;

●

no governmental authority of competent jurisdiction has enacted, issued or entered any restraining order, injunction or similar order or legal restraint that enjoins or otherwise prohibits the Offer; and

●	no legal action shall have been proposed, instituted or pending by an governmental authority of competent jurisdiction that challenges or otherwise relates to the Offer.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. Notwithstanding the foregoing, in the event that one or more of the conditions described above occurs and triggers a right of the Company to terminate the Offer, we will as promptly as practical notify stockholders of the Company’s determination as to whether to: (i) waive the condition and continue the Offer; or (ii) terminate the Offer. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Asta’s determinations are challenged by stockholders.

11.     Price Range of Shares.

Our Shares are listed for trading on NASDAQ under the symbol “ASFI.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on NASDAQ.

	High	Low
Fiscal Year ended September 30, 2014
First quarter	$8.85	$7.94
Second quarter	$8.59	$7.99
Third quarter	$8.77	$8.03
Fourth quarter	$8.51	$8.11
Fiscal Year ending September 30, 2015
First quarter	$9.50	$7.81
Second quarter	$8.94	$8.02
Third quarter	$8.40	$8.00
Fourth quarter	$9.38	$7.57
Fiscal Year ending September 30, 2016
First quarter	$8.85	$7.51
Second quarter	$9.25	$6.87
Third quarter	$10.25	$9.42
Fourth quarter	$11.97	$9.35
Fiscal Year ending September 30, 2017
First quarter	$10.47	$8.65
Second quarter (through January 17, 2017)	$10.30	$9.85

On January 18, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on NASDAQ was $10.20 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares pursuant to the Offer.

Future dividend payments will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements and any other factors our Board of Directors deems relevant. In addition, agreements with lenders may, from time to time, restrict our ability to pay dividends. Currently there are no restrictions in place. The Company did not declare any dividends for fiscal years 2016, 2015 and 2014, or for 2017 to date.

12.     Source and Amount of Funds.

As of September 30, 2016, we had approximately $18.5 million in cash and cash equivalents and $56.8 million in securities available for sale. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand and through the sale of available for sale securities. As used herein, the term “securities available for sale” means those assets disclosed under the line item “available for sale investments” on the balance sheet included in the Company’s annual report for the year ended September 30, 2016 on Form 10-K, as those assets may have increased or decreased since such date. These assets are composed of securities issued by third parties held in the Company’s investment portfolio. The Company will not issue any of its authorized and unissued shares to fund the Offer. The Offer is not conditioned upon the receipt of financing.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $56 million with the Purchase Price of $10.35.

13.     Certain Information Concerning the Company.

The Company. Asta Funding, Inc., together with its wholly-owned significant operating subsidiaries Palisades Collection LLC, Palisades Acquisition XVI, LLC (“Palisades XVI”), VATIV Recovery Solutions LLC (“VATIV”), ASFI Pegasus Holdings, LLC (“APH”), Fund Pegasus, LLC (“Fund Pegasus”), GAR Disability Advocates, LLC (“GAR Disability Advocates”) and other subsidiaries, not all wholly-owned, is engaged in several business segments in the financial services industry including structured settlements through our wholly-owned subsidiary CBC Settlement Funding, LLC (“CBC”), funding of personal injury claims, through our 80% owned subsidiary Pegasus Funding, LLC, social security and disability advocates through our wholly-owned subsidiary GAR Disability Advocates and the business of purchasing, managing for its own account and servicing distressed consumer receivables, including charged off receivables, and semi-performing receivables. The Company started out in the consumer receivable business in 1995 as a subprime auto lender. The primary charged-off receivables are accounts that have been written-off by the originators and may have been previously serviced by collection agencies. Semi-performing receivables are accounts where the debtor is currently making partial or irregular monthly payments, but the accounts may have been written-off by the originators. Our efforts in this area have been in the international arena as we have discontinued our active purchasing of consumer receivables in the United States. We acquire these and other consumer receivable portfolios at substantial discounts to their face values. The discounts are based on the characteristics (issuer, account size, debtor location and age of debt) of the underlying accounts of each portfolio.

GAR Disability Advocates is a social security disability advocacy firm. GAR Disability Advocates assists claimants in obtaining long term disability and supplemental benefits from the Social Security Administration.

We own 80% of Pegasus Funding, LLC (“Pegasus”), which invests in funding personal injury claims and 100% of CBC, which invests in structured settlements.

In November 2016, we formed Simia Capital, LLC (“Simia), a 100% owned subsidiary. Simia will commence funding personal injury settlement claims in January 2017. Simia was formed in response to our decision not to renew our joint venture with Pegasus Legal Funding, LLC, which expired at the end of December 2016. Pegasus will continue to remain in operation to collect its current portfolio of advances, but will not fund any new advances after December 28, 2016. Simia will be operated by a new management team, with significant experience in the personal injury funding business.

Pegasus provides funding for individuals in need of short term funds pending insurance settlements of their personal injury claims. The funds are recouped when the underlying insurance settlements are paid. The long periods of time taken by insurance companies to settle and pay such claims resulting from lengthy litigation and the court process is fueling the demand for such funding.

CBC invests in structured settlements and provides liquidity to consumers by purchasing certain deferred payment streams including, but not limited to, structured settlements and annuities. CBC generates business from direct marketing as well as through wholesale purchases from brokers or other third parties. CBC has its principal office in Conshohocken, Pennsylvania. CBC primarily warehouses the receivables it originates and periodically resells or securitizes those assets on a pooled basis. The structured settlement marketplace is regulated by federal and state law, requiring that each transaction is reviewed and approved by court order.

We operate principally in the United States in four reportable business segments.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, the employment agreements, stock options, restricted stock and restricted stock units granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Financial Information section of the Company’s website located at http://www.astafunding.com to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase except for those documents referenced below which are expressly incorporated by reference.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

●	Annual Report on Form 10-K for the fiscal year ended September 30, 2016, as filed on December 14, 2016; and

●	Current Reports on Form 8-K, as filed on January 9, 2017.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

14.     Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of January 17, 2017 we had 11,876,224 issued and outstanding Shares. The 5,314,009 Shares subject to the Offer represents approximately 44.7% of our issued and outstanding Shares as of January 17, 2017.

Beneficial Ownership. The following table sets forth (i) the aggregate number of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors, executive officers and their associates and by all directors, executive officers and their associates as a group, as of January 17, 2017 and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of our issued and outstanding Shares, respectively. For purposes of the following table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. The Shares set forth in the following table include Share of restricted stock outstanding and Shares underlying restricted stock units (“RSUs”) that are currently vested or will vest and be settled within 60 days of January 17, 2017. Except as indicated, each holder has over the listed Shares (i) sole voting power and (ii) investment power, which includes the power to dispose of, or to direct the disposition of, Shares. Address is c/o Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, NJ 07632, except as set forth below.

Name and Address of Beneficial Owner(2)	Amount and Nature of Beneficial Ownership		Percentage(1)
Mangrove Partners	4,005,701	(11)	33.7%
645 Madison Avenue, 14th Floor, New York, NY 10022
Gary Stern	2,319,417	(2)	19.2%
Ricky Stern	2,122,878	(3)	17.8%

Seth Berman	102,600	(4)	*
Edward Celano	82,500	(5)	*
2115 Scotch Gamble Road, Scotch Plains, NJ
Harvey Leibowitz	74,500	(6)	*
211 West 56th Street, Suite 20C, New York, NY 10019
David Slackman	82,000	(7)	*
100 Mozart Court, Eastport, NY 11941
Louis A. Piccolo	138,500	(8)	*
350 West 50th Street, New York, NY 10019
Asta Group, Incorporated	842,000	(9)	7.1%
GMS Family Investors LLC	862,000	(10)	7.3%
645 Madison Avenue, 14th Floor, New York, NY 10022
Dimensional Fund Advisors, LP	746,479	(12)	6.3%
Building One, 6300 Bee Cave Road, Austin, TX 78746
All executive officers and directors as a group (7 persons)	4,416,215	(13)	35.1%

*	Less than 1%

(1)

Any shares of common stock that any person named above has the right to acquire within 60 days of January 17, 2017, are deemed to be outstanding for purposes of calculating the ownership percentage of such person, but are not deemed to be outstanding for purposes of calculating the beneficial ownership percentage of any other person.

(2)

Includes 210,000 shares of common stock issuable upon exercise of options and 842,000 shares held by Asta Group, which Gary Stern may be deemed to have shared beneficial ownership over because of his role as an officer, director and stockholder of Asta Group. Gary Stern disclaims beneficial ownership of the shares owned by Asta Group. Also includes 145,428 shares of common stock held by Mr. Stern’s adult child who shares his home, and for which he disclaims beneficial ownership, as well as 2,590 shares held in the Emily Stern 2012 GST Trust for which he is co-trustee with Ricky Stern, and which are also reported as beneficially owned by Ricky Stern, and has joint voting and investment power over such shares. Also includes 503,590 shares held in the Ricky Stern 2012 GST Trust for which he serves as co-trustee with Ricky Stern and has joint voting and investment power, and which are also reported as beneficially owned by Ricky Stern.

(3)

Includes 50,000 shares of common stock issuable upon exercise of options. Includes 218,142 shares directly owned and 503,590 shares held in the Ricky Stern 2012 GST Trust for which he serves as co-trustee with Gary Stern, and has joint voting and investment power, and which are also reported as beneficially owned by Gary Stern. Includes 862,000 shares owned by GMS Family Investors LLC. Ricky Stern is the Manager of the LLC and as such has sole voting and investment power of such shares. Also includes 243,278 shares held in the Emily Stern Family 2012 Trust for which he is trustee, and has sole voting and investment power over such shares, and 243,278 shares held in the Ricky Stern Family 2012 Trust, for which he is trustee, and has sole voting and investment power over such shares. Also includes 2,590 shares held in the Emily Stern 2012 GST Trust for which he is co-trustee with Gary Stern, and which are also reported as beneficially owned by Gary Stern, and has joint voting and investment power over such shares.

(4)	Includes 102,600 shares of common stock issuable upon exercise of options.

(5)	Includes 67,500 shares of common stock issuable upon exercise of options.

(6)	Includes 67,500 shares of common stock issuable upon exercise of options.

(7)	Includes 67,500 shares of common stock issuable upon exercise of options.

(8)	Includes 127,500 shares of common stock issuable upon exercise of options.

(9)

Asta Group, Incorporated (“Asta Group”) is owned by Arthur Stern, our former Chairman Emeritus and Director, Gary Stern, our Chairman, President and Chief Executive Officer, and other members of the Stern family.

(10)

A limited liability company over which Ricky Stern has sole voting and investment power. Gary Stern has a 79.46% beneficial interest in the LLC, trusts for the benefit of the children of Gary Stern and of which Ricky Stern is the trustee have a combined 20.43% beneficial interest (10.215% each), and Arthur Stern has a .11% beneficial interest in the LLC.

(11)	Based on information set forth on Form 4 filed with the SEC on February 29, 2016, by The Mangrove Partners Master Fund, Ltd.; Nathaniel August has the power to vote and dispose of these shares.

(12)

Based on information set forth on Schedule 13G filed with the SEC on February 9, 2016, by Dimensional Fund Advisors LP. Christopher Crossan, Global Chief Compliance Officer of Dimensional Fund Advisors, LP has the power to vote and dispose of these shares owned by four investment companies registered under the Investment Company Act of 1940.

(13)	Includes 692,600 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of January 17, 2017.

Interests of Directors and Executive Officers. As of January 17, 2017, our directors and executive officers as a group (7 persons) beneficially owned an aggregate of 4,416,215 Shares (excluding Shares as to which beneficial ownership is disclaimed), representing 35.1% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, our directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Sections 5 and 14.

Recent Securities Transactions. Until the commencement of the tender offer by Mangrove, the Company maintained a stock purchase plan administered pursuant to Section 10b5-1 of the Exchange Act, as amended. During the two years prior to the date thereof, the Company purchased 1,178,600 shares of the Company’s common stock pursuant to such plan at an average weighted purchase price of $8.51 per share. During the 60 days prior to the date hereof, the Company purchased 102,200 shares of the Company’s common stock pursuant to such plan at an average weighted purchase price of $7.84 per share.

Elements of Executive Compensation. Total compensation paid to our executive officers is divided among three principal components. Base salary is generally fixed and does not vary based on our financial and other performance. Other components, such as cash bonuses and stock options or other equity or equity-based awards, are variable and dependent upon our market performance. Historically, judgments about these elements have been made subjectively. In the case of stock options, the value is dependent upon our future stock price and, accordingly, such awards are intended to reward the named executive officers for favorable Company-wide performance.

Equity and Equity-Based Compensation. We believe that stock options and other forms of equity or equity-based compensation are an important long-term incentive for our executive officers and other employees and generally align officer interest with that of our stockholders. They are intended to further our emphasis on pay-for-performance.

On February 7, 2012, the Board of Directors adopted the 2012 Stock Option and Performance Award Plan (the “2012 Plan”). The 2012 Plan, which is administered by our Compensation Committee, was adopted by our stockholders on March 21, 2012. The purpose of the 2012 Plan is to provide for our success and enhance our value by linking participants’ personal interests with those of our stockholders and employees, by providing participants with an incentive for outstanding performance, and to motivate, attract and retain the services of participants upon whom our success depends. The 2012 Plan is flexible in that it provides for the grant of stock options (“Options”), stock appreciation rights (“SARs”), shares of restricted stock (“Restricted Stock”), restricted stock units (“RSUs”), performance shares and performance units (“Performance Shares” and “Performance Units”), and cash incentives (the “Cash Incentives”), singularly or in combination as determined by the Compensation Committee. The 2012 Plan authorizes the grant of awards relating to 2,000,000 shares of our Common Stock. The 2012 Plan replaced our earlier equity compensation plans, although prior awards under those plans remain outstanding.

Options and Restricted Stock Awards

There were no stock options or restricted stock awarded to any executive officer named in the Summary Compensation Table in the Company’s Proxy Statement during fiscal years 2016, 2015 and 2014.

Severance and Change-in-Control Benefits. The employment agreements with Mr. Bruce Foster, our Chief Financial Officer, and Mr. Patrick Preece, the CEO of Simia Capital, LLC we are currently not a party to any other employment agreements. The transactions contemplated in this Offer would not trigger any Change-in-Control benefit to Mr. Foster or Mr. Preece, or any other employee.

Director Compensation.

For fiscal year 2016, the total annual fees that a director, other than Mr. Gary Stern, our President and CEO, could have received for serving on our Board of Directors and committees of the Board of Directors were set as follows:

●	An annual fee of $45,000 per year for each Independent Director;

●	An annual fee of $10,000 for Audit Committee Members;

●	An annual fee of $35,000 for the Chairman of the Audit Committee;

●	An annual fee of $15,000 for Chairman of the Compensation Committee;

●	An annual fee of $7,500 for Compensation Committee Members;

●	An annual fee of $15,000 for Chairman of the Governance Committee;

●	An annual fee of $7,500 for Governance Committee Members;

●	An annual fee of $35,000 for Chairman of the Special Committee of the Board of Directors; and

●	An annual fee of $15,000 for Special Committee Members of the Board of Directors.

The following table summarizes compensation paid to outside directors in fiscal 2016:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	Total ($)
Edward Celano	$78,567	(2)	$—	$78,567
Harvey Leibowitz	$79,443	(3)	$—	$79,443
Mark Levenfus	$11,617	(4)	$—	$11,617
David Slackman	$82,340	(5)	$—	$82,340
Louis Piccolo	$45,000	(6)	$—	$45,000
Arthur Stern	$87,500	(7)	$—	$87,500

(1)	No stock option awards were granted in fiscal year 2016.

(2)

Includes, in addition to $45,000 independent director retainer, $10,000 for being a member of the Audit Committee, $7,500 for being a member of the Compensation Committee, $11,291 for his prorated fee for being chair and then member of the Governance Committee, $4,776 for being a member of the Special Committee of the Board of Directors.

(3)

Includes, in addition to $45,000 independent director retainer, $19,443 his prorated fee for being chairman and then member of the Audit Committee, $7,500 for being a member of the Compensation Committee, $7,500 for being a member of the Governance Committee.

(4)

Includes, in addition to his $5,503 prorated share of the independent director retainer, $4,285 for being chairman of the Audit Committee, $1,829 for being the Chairman of the Governance Committee. Mr. Levenfus became a director and member of the various committees effective August 16, 2016.

(5)

Includes, in addition to $45,000 independent director retainer, $15,000 for being chairman of the Compensation Committee, $10,000 for being a member of the Audit Committee, $12,340 for being a member of the Special Committee of the Board of Directors.

(6)	Mr. Piccolo is not an independent director.

(7)

Mr. Arthur Stern became Chairman Emeritus in January 2009. He retired from the Board of Directors effective as of July 1, 2015 and, at such time, became a consultant to the Company. The amounts shown in the table reflect compensation paid to him between October 2015 and May 2016.

15.     Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our stockholders and may decrease the liquidity in the market for the Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer. However, as a result in the reduction of our outstanding Shares due to the Offer, our book value per share and earnings per share should increase. For example, the Company estimates that if it purchases the maximum 5,314,009 shares at the Purchase Price, the book value per remaining share would have increased by 26.4%, from $15.34 to $19.38 as of September 30, 2016. Assuming the repurchased shares were not outstanding for the entire quarter ended September 30, 2016, diluted earnings per share would have increased to $0.64 per share for the quarter ended September 30, 2016. The Company believes an increase in book value and earnings per share will likely have a positive impact of the market price of the Company’s common stock.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from NASDAQ. See Section 10.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, our common stock will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer also will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from NASDAQ or will be eligible for deregistration under the Exchange Act. See Section 10.

16.     Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 10.

17.     U.S. Federal Income Tax Considerations.

The following summary describes the U.S. federal income tax consequences generally applicable to stockholders whose Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, the term “stockholders” refers to the beneficial owners of the Shares. This summary is based upon the Code, United States Department of the Treasury (“Treasury”) regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or any other tax authority, nor any opinion of counsel, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary addresses only Shares that are held as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, regulated investment companies, partnerships or other pass-through entities, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes or are subject to the “wash sale” rules, or persons that received their Shares through the exercise of employee stock options or otherwise as compensation. This summary does not address any tax considerations to Mangrove. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders.” This summary also does not address the state, local or foreign tax consequences of participating in the Offer.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Shares that for U.S. federal income tax purposes is: (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation that is created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (B) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of Shares that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, participates in the Offer, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in the Offer.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

Characterization of the Purchase. The purchase of Shares by the Company in the Offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold or exchanged the U.S. holder’s Shares or as having received a distribution from the Company in respect of such holder’s Shares.

Under Section 302 of the Code, a U.S. holder whose Shares are purchased by the Company in the Offer will be treated as having sold or exchanged its Shares, and thus will recognize capital gain or loss, if the purchase:

1.     results in a “complete redemption” of the U.S. holder’s equity interest in the Company;

2.     results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

3.     is “not essentially equivalent to a dividend” with respect to the U.S. holder.

Each of these tests, collectively referred to as the “Section 302 tests,” is explained in more detail below.

Sale or Exchange Treatment. If a U.S. holder satisfies any of the Section 302 tests, the U.S. holder will be treated as if it sold its Shares to the Company and will recognize capital gain or loss equal to the difference between the amount of cash received in the Offer and the U.S. holder’s adjusted tax basis in the Shares surrendered in exchange therefor. This gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Shares that were sold exceeds one year as of the date of purchase by the Company in the Offer. Long-term capital gains of noncorporate U.S. holders are currently eligible for reduced rates of taxation. A stockholder’s ability to utilize capital losses may be limited under the Code.

Gain or loss must be determined separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) that is purchased by the Company from a U.S. holder in the Offer. A U.S. holder may be able to designate, generally through its broker, which blocks of Shares it wishes to tender in the Offer if less than all of its Shares are tendered in the Offer, and the order in which different blocks will be purchased by the Company in the event of proration in the Offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a U.S. holder does not satisfy any of the Section 302 tests, the purchase of a U.S. holder’s Shares by the Company in the Offer will not be treated as a sale or exchange under Section 302 of the Code. Instead, the purchase will be treated as a dividend to the U.S. holder with respect to its Shares under Section 301 of the Code, to the extent of the U.S. holder’s share of our current and accumulated earnings and profits (within the meaning of the Code). Such a dividend would be includible in the U.S. holder’s gross income without reduction for the tax basis of the Shares sold, and no current loss would be recognized. Provided certain holding period and other requirements are satisfied, noncorporate U.S. holders would generally be entitled to the preferential tax rate applicable to qualified dividend income. Noncorporate U.S. holders should consult their own tax advisors to determine the applicable tax rates for dividends received from the Company. Provided certain holding period and other requirements are satisfied, distributions of this kind will also generally be eligible for the dividends received deduction in the case of U.S. holders that are corporations. Moreover, corporate U.S. holders may be subject to the “extraordinary dividend” provisions of the Code with respect to any such distributions. U.S. holders should consult with their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent the amount received by a U.S. holder with respect to the purchase of its Shares by the Company in the Offer exceeds the U.S. holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital that will reduce the U.S. holder’s adjusted tax basis (but not below zero) in its Shares and any remainder will be treated as capital gain from the sale of the Shares. To the extent that a purchase of a U.S. holder’s Shares by the Company in the Offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s remaining adjusted tax basis (after adjustment as described in the previous sentence) in the purchased Shares generally will be added to any Shares retained by the U.S. holder, subject to certain possible adjustments in the case of a corporate U.S. holder subject to the extraordinary dividend rules. If a U.S. holder owns no other Shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Constructive Ownership of Shares and Other Issues. In applying each of the Section 302 tests, U.S. holders must take into account not only Shares that they actually own but also Shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any Shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as Shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests, U.S. holders should consult their tax advisors to determine whether their sale of Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

U.S. holders should be aware that an acquisition or disposition of Shares (including by persons whose ownership of issued and outstanding Shares is attributed to a U.S. holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. holder’s tender of Shares pursuant to the Offer may be deemed to be part of a single integrated transaction and, if so, should be taken into account in determining whether any of the Section 302 tests are satisfied.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders in the Offer will cause the Company to accept fewer Shares than are tendered. This in turn may affect the U.S. holder’s U.S. federal income tax consequences. In particular, this could affect the U.S. holder’s ability to satisfy one of the Section 302 tests. In any event, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of Shares pursuant to the Offer will be treated as a sale or exchange or as a dividend distribution in respect of Shares from the Company.

Section 302 Tests. One of the following tests must be satisfied in order for the purchase of Shares by the Company in the Offer to be treated as a sale or exchange for U.S. federal income tax purposes:

1.

Complete Redemption Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “complete redemption” of the U.S. holder’s equity interest in the Company if all of the Shares that are actually owned by the U.S. holder are sold in the Offer and all of the Shares that are constructively owned by the U.S. holder, if any, are sold in the Offer or, with respect to Shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code and the Treasury regulations promulgated thereunder, attribution of Shares that otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete redemption” test through waiver of the constructive ownership rules should consult their tax advisors.

2.

Substantially Disproportionate Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will result in a “substantially disproportionate” redemption with respect to the U.S. holder if, among other things, the percentage of the then-issued and outstanding Shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of such Shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all Shares purchased in the Offer) and immediately following the purchase the U.S. holder actually and constructively owns less than 50% of our common stock (i.e., the total combined voting power of all classes of voting shares of the Company).

3.

Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s Shares by the Company in the Offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in the Company as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells Shares in the Offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances. U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

The application of Section 302 of the Code is complex. Holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.

Medicare Tax. Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends or capital gains recognized in connection with a sale of Shares pursuant to the Offer.

Treatment of Non-U.S. Holders

The U.S. federal income tax treatment of our purchase of Shares from a non-U.S. holder pursuant to the Offer will depend on whether the non-U.S. holder is treated, based on the non-U.S. holder’s particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of the non-U.S. holder’s Shares. The appropriate treatment of our purchase of Shares from a non-U.S. holder will be determined in the manner described above. See “—Section 302 Tests.”

Distribution Treatment. If the non-U.S. holder is treated as receiving a distribution, and the distribution exceeds the non-U.S. holder’s share of our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of the holder’s adjusted tax basis in our Shares and thereafter as capital gain from the sale or exchange of such Shares (as described under “—Characterization of the Purchase—Distribution Treatment”), subject to the tax treatment described below under “—Withholding.”

Sale or Exchange Treatment. If the sale of Shares by a non-U.S. holder pursuant to the Offer is treated as a sale or exchange, the non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale unless (i) the gain is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), (ii) in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period ending on the date the Shares are sold pursuant to the Offer or the period that such non-U.S. holder held our Shares and (as long as our Shares are regularly traded on an established securities market at any time during the calendar year in which the sale occurs) such non-U.S. holder owns or owned (actually or constructively) more than five percent of our Shares at any time during the shorter of the two periods mentioned above. Although we believe we are not and do not anticipate becoming an USRPHC, no assurance can be given in this regard.

If gain or loss is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder), the non-U.S. holder generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. In the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate).

If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our Shares, which may be offset by certain U.S. source capital losses.

Withholding. We or another withholding agent may generally presume, for withholding purposes, that the entire amount received by a non-U.S. holder is a dividend distribution from us. Distributions treated as dividends will be subject to a 30% U.S. withholding tax unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

A non-U.S. holder that is able to satisfy one of the Section 302 tests or is eligible for a reduced rate of U.S. federal withholding tax under an applicable income tax treaty or otherwise may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Backup withholding generally will not apply to amounts subject to the withholding described in this and the preceding paragraph.

Amounts treated as a distribution on Shares held by or through “foreign financial institutions” and certain other foreign entities may be subject to additional withholding requirements under the Foreign Account Tax Compliance Act unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements.

Backup Withholding. See Section 6, “—Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of Shares pursuant to the Offer.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

18.     Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 10 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 10, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by increasing the consideration offered pursuant to the Offer to stockholders or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

19.     Fees and Expenses.

We have retained Innisfree M&A Incorporated, Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Special Committee engaged Duff & Phelps in connection with its consideration of the advisability of possible transactions involving Mangrove. As part of its services, Duff & Phelps provided the Special Committee with written opinions discussing the financial aspects of such possible transactions, including the Offer. We have agreed to pay Duff & Phelps a fee of $225,000 for its services, which constitutes reasonable and customary compensation for the type of service performed. We have agreed to reimburse Duff & Phelps for reasonable out-of-pocket expenses in connection with its services.

We have engaged Vinson & Elkins L.L.P and the Special Committee of the Board of Directors has retained Baker & Hostetler LLP (together, “Counsel”) in connection with certain legal matters in connection with the Offer. We have agreed to pay customary compensation to Counsel for such services. In addition, we have agreed to reimburse Counsel for its reasonable expenses relating to or arising out of the engagement. We have also agreed to reimburse the Stern Family for costs and expenses relating to Settlement Agreement.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent, the Depositary and Counsel as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 8 of this Offer to Purchase.

20.     Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, stockholders in any state within the United States of America in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. You may examine, and obtain copies of, the Schedule TO, including the exhibits and any amendments and supplements thereto, at the same places and in the same manner as is set forth in Section 13 with respect to information concerning Asta.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Asta, or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our affiliates or subsidiaries, the Depositary or the Information Agent.

Annex A

Confidential The Special Committee of the Board of Directors Asta Funding, Inc. 210 Sylvan Avenue Englewood Cliffs, NJ 07632	January 6, 2017

Ladies and Gentlemen:

The Special Committee of the Board of Directors (the “Special Committee”) of Asta Funding, Inc. (the “Company”), and the Company, have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company, of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the proposed transaction involves a tender offer by the Company to acquire up to approximately $55 million of shares of the Company’s common stock held by the public stockholders of the Company for a per share price of up to $10.35 (the “Tender Offer Per Share Price”).

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.	The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended September 30, 2014 through September 30, 2016;

Duff & Phelps, LLC 55 East 52nd Street 31st Floor New York, NY 10055	T	+1 212 871 2000	www.duffandphelps.com

Asta Funding, Inc.

January 6, 2017

b.	Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company;

c.	The Asta Growth Strategy presentation, dated as of January 6, 2017, provided by Company management;

d.	The ‘DRAFT Asta Presentation_10.25.16_Master Valuations.pptx’ file, by BDO;

e.	The Asta Funding Report, dated as of October 2016, by CDG Group;

f.	The ASFI Board of Directors Materials, dated as of March 29, 2016, by Keefe, Bruyette & Woods; and

g.

A letter dated December 23, 2016 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company on a post-transaction basis;

2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

5.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s consent:

1.

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Asta Funding, Inc.

January 6, 2017

3.

Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such projections or the underlying assumptions;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

6.

Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; and

7.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, or (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms from the Company’s perspective.

Asta Funding, Inc.

January 6, 2017

Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the consideration paid is the most beneficial, from the Company’s perspective, under all circumstances; instead, it merely states that the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company meaning that the Tender Offer Per Share Price does not exceed the current range of value per share of the Company’s common stock as indicated by the financial analysis on which this Opinion is based. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 6, 2016 (the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors that it is prepared to deliver its Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Asta Funding, Inc.

January 6, 2017

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Tender Offer Per Share Price to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the Company.

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

January 19, 2017

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company LLC

By First Class Mail, Overnight Courier or Express Mail:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only):

(718) 234-5001

To Confirm Facsimile via Phone

(800) 937-5449

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833